For immediate release

MILLER ENERGY DECLARES CASH DIVIDENDS ON ITS SERIES C AND SERIES D PREFERRED STOCK AND HOLDS ANNUAL SHAREHOLDER MEETING

KNOXVILLE, Tenn. - (October 31, 2014) - Miller Energy Resources (“Miller”) (NYSE: MILL) announced today that its Board of Directors has declared a quarterly cash dividend payment on the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”) and on its 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”). The dividend on the Series C Preferred Stock and Series D Preferred Stock will be payable on Monday, December 1, 2014, to holders of record at the close of business on November 14, 2014.

The quarterly payment on the Series C Preferred Stock will be $0.671875 per share, which is equivalent to an annualized 10.75% per share, based on the $25.00 per share stated liquidation preference, accruing from September 1, 2014, through November 30, 2014. The Series C Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprC.”. It can currently be followed on Google Finance and MSN Finance under the symbol “MILL-C” and on Yahoo Finance under the symbol “MILL-PC.”
The quarterly payment on the Series D Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.5% per share, based on the $25.00 per share stated liquidation preference, accruing from September 1, 2014, through November 30, 2014. The Series D Preferred Stock is listed on the New York Stock Exchange and trades under the symbol “MILLprD.” It can currently be followed on Google Finance and MSN Finance under the symbol “MILL-D” and on Yahoo Finance under the symbol “MILL-PD.”
Miller also announced today that shareholders elected seven directors, ratified the selection of KPMG LLP as the company's independent registered public accounting firm and approved an amendment to the company’s 2011 Equity Compensation Plan on its annual meeting of shareholders held on October 30, 2014.
Shareholders had the opportunity to discuss the company’s direction, operations, future plans, and to provide general feedback directly to Miller’s Board of Directors.
At the meeting, shareholders elected the following directors for a one-year term:

•	Scott M. Boruff - Executive Chairman of the Board of Miller Energy Resources

•	Carl F. Giesler - CEO of Miller Energy Resources

•	Dr. Bob G. Gower - Founder and Chairman of Ensysce Biosciences, Inc.

•	Gerald E. Hannahs - Private Investor

•	William B. Richardson - Former Governor of New Mexico and Former Secretary of Energy under President Clinton

•	A. Haag Sherman - Co-Founder of Bigfoot Energy Services LLC

•	Charles M. Stivers - Charles M. Stivers, C.P.A.

About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

For more information, please contact the following:

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us